Exhibit 99.1

FOR RELEASE	FOR MORE INFORMATION CONTACT
February 28, 2005	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Corporation Declares Stock Split

HOUSTON, February 28, 2005 - Cabot Oil & Gas Corporation (NYSE: COG) today announced that its Board of Directors declared a three-for-two stock split of the Company’s Common Stock to be accomplished by means of a stock distribution. The additional shares will be distributed on March 31, 2005 to shareholders of record on March 18, 2005. In lieu of issuing fractional shares, the Company will pay cash for such fractional shares based on the closing price of the Common Stock on the record date. Additionally, Cabot will maintain its dividend at 4¢ per share per quarter following the split.

“After the split, the Company will have approximately 49 million shares outstanding, which over the longer term should have the impact of increasing liquidity in our stock,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “I am also pleased that this will result in an effective 50% increase in dividend value.”

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer with substantial interests in the Gulf Coast, including Texas and Louisiana; the West, with the Rocky Mountains and Mid Continent; the East and a new position in Canada. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

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